Exhibit 99.1

Kala Pharmaceuticals Announces Pricing of Public Offering of 16,000,000 Shares of Common Stock

WATERTOWN, Mass – March 10, 2020 — Kala Pharmaceuticals, Inc. (“Kala”) (NASDAQ:KALA), a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies for diseases of the eye, announced today the pricing of an underwritten public offering of 16,000,000 shares of its common stock at a public offering price of $7.89 per share, before underwriting discounts and commissions. The offering will result in aggregate gross proceeds of approximately $126.2 million to Kala, before deducting underwriting discounts and commissions and offering expenses. Kala also granted the underwriters of the offering an option for a period of 30 days to purchase up to an additional 2,400,000 shares of common stock offered in the public offering at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about March 13, 2020, subject to customary closing conditions.

J.P. Morgan, BofA Securities and Jefferies are acting as joint bookrunning managers for the offering. Wedbush PacGrow, Oppenheimer & Co. and H.C. Wainwright & Co. are acting as co-managers for the offering.

The shares are being offered by Kala pursuant to a shelf registration statement (including a prospectus) on Form S-3 that was previously filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”). The offering is being made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on March 10, 2020 and is available on the SEC’s website at www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC and will form a part of the registration statement, and will also be available on the SEC’s website.

Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Kala Pharmaceuticals

Kala is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies for diseases of the eye. Kala has applied its AMPPLIFYTM mucus penetrating particle Drug Delivery Technology to a corticosteroid, loteprednol etabonate (LE), designed for ocular applications, resulting in the January 2019 launch of INVELTYS® (loteprednol etabonate ophthalmic suspension) 1% and its investigational product candidate, EYSUVISTM (loteprednol etabonate ophthalmic suspension) 0.25%, which is being studied for the temporary relief of the signs and symptoms of dry eye disease.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as those, among others, relating to the anticipated closing date of the public offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, substantial risks and uncertainties related to the satisfaction of customary closing conditions for the public offering and the impact of general economic, industry or political conditions in the United States or internationally. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the offering, Kala and its business can be found under the caption “Risk Factors” in Kala’s most recently filed Annual Report on Form 10-K, the preliminary prospectus supplement filed with the SEC on March 10, 2020 in connection with the offering and other filings Kala makes with the SEC. All information in this press release is as of the date of the release and should not be relied upon as representing Kala’s views as of any subsequent date, and Kala undertakes no duty to update this information unless required by law.

Investor Contact

Hannah Deresiewicz
hannah.deresiewicz@sternir.com

212-362-1200